Exhibit 10.38

NOTE: The information designated by a bracketed asterisk [*] has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Mixer Supply Agreement between BioMicro Systems, Inc. and NimbleGen Systems, Inc.

Subject	Nonexclusive supply of all MAUI® Mixer products commercially available at the time of the Agreement.

Products and Pricing	Mixers:

•        NimbleGen agrees to purchase a Minimum Number of Mixers per Month. The initial Minimum Number of Mixers per Month shall be [*] per month and remain such during the Term of this agreement unless changed as described below, but in no case will the number be less than [*] per month. Specific Mixer types required will be forecasted by NimbleGen, as described below.

•        NimbleGen agrees that no later than 60 days prior to the start of each calendar quarter, NimbleGen will provide a forecast of the Minimum Number of Mixers and Minimum Number of each type of Mixers required for the coming calendar quarter. These forecasts shall be binding on NimbleGen and shall constitute the Minimum Number of Mixers per Month. BioMicro agrees to use commercially reasonable efforts to supply the Minimum Number and Minimum Number of each type of Mixers forecasted by NimbleGen.

•        Pricing to NimbleGen for “1-plex” Mixers for the remainder of 2006 shall be NimbleGen’s current purchase price [*]. Pricing in 2007 shall be [*] this Current Price, and pricing in 2008 shall be [*] Current Price.

• Pricing to NimbleGen for Multiplex Mixers will be [*] each, as agreed upon in the Multiplex Mixer Codevelopment Agreement.

• BioMicro agrees to use its commercially reasonable efforts to supply NimbleGen’s requirements of Mixers.

Instruments:

• Staring in Q1 2007, NimbleGen agrees to purchase a minimum of [*] 12-Bay MAUI Instrument per quarter during the Term of this agreement, at a price of [*] per unit.

•        In the event that NimbleGen desires more than [*] 12-Bay MAUI Instrument per quarter, the parties will agree on a commercially reasonable forecasting methodology to enable BioMicro to scale its manufacturing operations. In the event that forecast is not met by NimbleGen, NimbleGen will compensation BioMicro for acquisition of long lead-time components.

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• BioMicro agrees to use its commercially reasonable efforts to supply NimbleGen’s forecasted requirements of MAUI Instruments.

Payment Terms	Payment terms will be 30 days NET, FOB BioMicro’s facility, Salt Lake City.

Shipment and Delivery	NimbleGen to select means for all foreign shipping to its affiliates and obtain all needed export/import licenses and customs approvals, FOB BioMicro’s facility, Salt Lake City.

Acceptance of Product	• NimbleGen to accept within a specified time all Products (Mixers and Instruments) that conform to product specifications and pass mutually agreed quality control tests.

•        A minimum of 90 days prior to the intended product delivery date, BioMicro will inform NimbleGen of any changes to Mixer or Instrument product specifications that may affect Mixer performance under NimbleGen’s standard operating conditions, and will supply such altered Mixers or Instruments to NimbleGen for evaluation purposes. Examples of such altered specifications include, but are not limited to, changes in Mixer rigidity, adhesive properties, fluidics volume, mixing properties and chemical absorbtivity. At NimbleGen’s sole discretion, such altered Mixers may be rejected if the Mixer performance is deemed suboptimal.

Intellectual Property	Ownership of intellectual property will be retained by BioMicro relative to its core technologies, and by NimbleGen relative to its core technology

Manufacturing License	BioMicro will perform manufacturing of Mixers and Instruments according to its own specifications.

BioMicro will grant a conditional license to NimbleGen for the term of the Agreement to permit NimbleGen to manufacture (or have manufactured) Mixers and Instrument products if for a period of 60 consecutive days BioMicro becomes unable or unwilling to produce the Minimum Number of Mixers or Minimum Number of each type of Mixer as specified in this Agreement. The license will (a) permit NimbleGen to manufacture to meet its own requirements during the term of the Agreement until BioMicro is able to resume manufacturing at the minimum required volume; (b) require NimbleGen to pay reasonable royalties to BioMicro at a rate to be mutually agreed upon; and (c) obligate BioMicro to make available manufacturing know-how if the conditions are met to trigger NimbleGen’s manufacturing rights.

Representations and Warranties; Indemnification	Customary.

Limitation of Liability	Customary.

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Term and Termination

•        Term of Agreement: three years.

•        At their discretion, the parties will have the right to Renew or extend the agreement for additional one-year periods, at commercial terms no less favorable to NimbleGen than in the most recent contract period.

• Upon being notified of a material breach of this Agreement, the party in breach shall have thirty (30) days to remedy the breach.

• In the event that BioMicro has not cured a material breach in thirty (30) days subsequent to being put on notice, NimbleGen may terminate the agreement upon sixty (60) days written notice.

• In the event that NimbleGen has not cured a material breach in thirty (30) days subsequent to being put on notice, BioMicro may terminate the agreement upon sixty (60) days written notice.

Confidentiality and Public Announcements	Mutual advance agreement for public announcements, no announcement except as required by law. Trade Secrets to be permanently protected. Each party to have option to decline being provided Trade Secrets; all confidential information not qualifying as Trade Secrets will be kept confidential for three years following later of disclosure or termination or expiration of the Agreement. Terms of previously agreed to confidentiality agreements to survive and continue.

Force Majeure	Customary — 180 days.

Non-solicitation	During the term of the Agreement and, following expiration or termination, for a two-year period after the term, each party will refrain from soliciting the other’s employees, consultants, suppliers and customers without the other’s consent.

Survival	The obligations of each party shall survive any change of ownership of that party.

Interpretation	• Relationship: No joint venture or partnership; the parties will remain independent contractors.

• Governing law: Utah.

BIOMICRO SYSTEMS, INC.		NIMBLEGEN SYSTEMS, INC.

By:	/s/ Michael Feldman	By:	/s/ David Snyder

Printed Name:	Michael Feldman	Printed Name:	David Snyder

Title:	Chief Executive Officer	Title:	Chief Financial Officer
Date:	8/3/06	Date:	8/4/06

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